UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Equity Compensation

Share Request

We Need Additional Equity to Sustain our Growth

We have substantially exhausted our equity plan reserve and need your approval to increase the number of shares under our plan by 10 million shares, which we expect to last for the next two to three years Equity awards establish an alignment of interest among shareholders and employees – critical to sustaining growth momentum Growth is driven by recruiting and retaining the best talent in the business Nearly doubled Advisory SMDs since 2002 – targeting to add 4-7 new Advisory SMDs in 2016 Currently have 32 senior research analysts with significant growth potential

Our Superior

Financial Results

Support our

Strategy and our

Request

EVR delivered 27% CAGR in revenues and EPS since 2010*

Our three-year and five-year total shareholder return of 91% and 79%, respectively, were each better than that of the S&P 500 Financials index and those of our most direct public competitors

We Will Protect You from Dilution

For 2016-2018 we commit to work to:

– Offset the dilutive effect of our annual bonus equity awards through our stock repurchase program, and

– Maintain our average three-year net burn rate at or below 1.5% (as compared to our original commitment of 2.5% for 2013-2015)**

Our goal is to exceed these commitments, just as we exceeded our 2013 commitments, and to repurchase more shares than we issue through both annual bonus and new hire equity awards As in prior years, we anticipate the governance advisors will recommend against our request, but that is primarily because their tests ignore stock repurchases – our burn rate net of repurchases over the past three years has been -1.1%

*Reflect Adjusted Pro Forma figures. See Slide 7 for details and Slides 16-19 for a reconciliation to GAAP amounts.

**Subject in each case to our ability to reserve the necessary flexibility to address unusual circumstances that may arise, such as significant transactions or the need to recruit or replace key executives.

Equity Plan Overview

Background to Prior Request for Additional Equity

Equity Awards are Critical for our Success

Failure to Obtain Additional Equity will Trigger a Number of Adverse Consequences

Our shareholders last approved an increase to the number of shares under the plan in 2013

At the time, we had 2.5 million shares left in the plan, and we told you that since our equity compensation was a critical element of our growth strategy, we needed 5.0 million additional shares to grow over the following two years

In connection with the request for additional shares, we promised to work to protect you from any dilutive effects of our equity compensation practices by offsetting the dilutive effects of annual bonus equity grants

Both proxy advisory services recommended against the plan, principally because they refused to take into account stock buybacks and because their calculations relied upon data from companies engaged in very different businesses

Thanks to stockholder support and willingness to take the time to understand our company and the critical nature equity compensation plays in our business model and growth strategy, the plan proposal passed

Since 2013, we have delivered superior results while making a meaningful investment in our business, by recruiting and retaining the best talent

We delivered on our commitment to you to repurchase equity to offset the dilutive impact of annual bonus and exceeded that commitment by repurchasing sufficient shares to offset all new hire equity awards as well

Equity continues to be a critical part of aligning the interests of our employees and stockholders—for the last three years, over 90% of our annual bonus equity awards were for employees with direct revenue generating and client-facing responsibilities

If we do not obtain stockholder approval of our equity plan, any future equity grants can result in potentially volatile changes to our financial results. If we, in the future, do not have sufficient shares available to satisfy our outstanding equity awards, we will be forced to settle them in cash, which would potentially result in unpredictable compensation charges, as the cost reported for our equity awards would be tied to the price of our stock on the measurement date and would change as the price fluctuates

If we do not obtain shareholder approval for additional equity to reasonably execute our growth strategy, we will be forced to offer some alternative and relatively shareholder unfriendly form of incentive compensation

2

Strategic Objective: Continue to grow our franchise while consistently delivering superior returns to shareholders

Market Position

Simple Growth Strategy – Recruit A+ Talent

Our Compensation Practices Rely on Equity to Recruit and Retain A+ Talent

Elite advisory practice which competes solely on the basis of our ideas, our intellectual capital and our relationships

Global coverage of strategic industry sectors and geographies, expanding coverage and capabilities to address market opportunities

High quality recruits enhance revenue growth and productivity

Expand Product Capabilities

Equity underwriting and equity capital markets advisory capabilities

Restructuring/debt advisory capabilities globally

Primary fund advisory & placement services and secondary market advisory practice for private equity, infrastructure, real estate, credit and other private funds

Enhanced Global Reach

Presence in London, Frankfurt and Madrid provides a broad foundation to serve clients in Europe

Core teams in Hong Kong and Singapore, and alliance partners in Japan, China, Korea, India and Australia position us to serve clients in the Asia-Pacific region

Equity-based compensation is tied directly to an individual’s contribution to the business and not to seniority or role

Annual bonus RSUs are delivered as a component of an employee’s annual incentive compensation and are not in addition to annual incentive compensation

We use RSU awards to foster an ownership culture by providing a direct economic link between employees and stockholders – employees exposed to downside risks and upside opportunities

3

Evercore Performance in Advisory

($ in millions)

- **Evercore's share of the disclosed advisory fee pool has grown significantly among all firms as well as among independent firms, reflecting our consistent investment in talent, the expansion of our service capabilities and the extension of our geographic reach**

EVR Advisory market share



6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
$900
$750
$600
$450
$300
$150
$0
2.5%
3.2%
4.4%
5.0%
5.1%
5.1%
5.3%
2010
2011
2012
2013
2014
2015
LTM to Q1 2016
EVR Advisory Fees
EVR Market Share



24.0%
21.0%
18.0%
15.0%
12.0%
9.0%
12.1%
17.2%
17.0%
18.0%
18.6%
20.8%
21.3%
2010
2011
2012
2013
2014
2015
LTM to Q1 2016
EVR Market Share Among Publicly Reporting Independent Firms

Source: Company reports, SEC filings;

(1) Total fee pool includes all advisory revenues from BAC (includes Merrill Lynch), BX/PJT, C, CS, DB, EVR, GHL, GS, HLI, JPM (includes Bear Stearns pre-acquisition), LAZ, MC, MS, PJC and UBS.

(2) LTM to Q1 2016 data is based on actual Q1 2016 Company reports for all firms, except CS, HLI, PJT and UBS, for which analysts' estimates have been used. Independent Advisory firms included in the Independents' fee pool are BX/PJT, EVR, GHL, HLI, LAZ and MC.

(3) Uses BX Advisory revenues for 2010-2014 and PJT Advisory revenues for 2015 and 2016. Uses publicly disclosed HLI Advisory revenues for 2012-2016 as prior periods not publicly disclosed.

EVERCORE

4

Growth in SMD Headcount and Productivity

Productivity per SMD has risen to $12.7 million in 2015, higher than any other publicly traded independent advisory firm

Targeting 4-7 new Advisory SMDs in 2016. Recently added Bill Anderson in New York as Global Head of Strategic Shareholder Advisory and Activist Defense, Jim Renwick, who leads our Europe-focused ECM advisory capability, and Dan Ward and Mike Palm, who have committed to joining our Energy and Industrials practices, respectively

Advisory SMD headcount(1) Evercore advisory revenues per SMD(2)

100 $15.0

12.7 81 79 80 $12.0 11.0

66 68 10.2

59 59 8.7

60 $9.0 8.2

46 millions) 7.2

in 40 $ $6.0 (20 $3.0 0 $0.0

2010 2011 2012 2013 2014 2015 2016 2010 2011 2012 2013 2014 2015

North America Europe Rest of World EVR Global Revenues per Advisory SMD

Includes Dan Ward and Mike Palm, who have committed to joining the Firm as SMDs in our Energy and Industrials practices, respectively.

Uses beginning of period SMD count; includes 8 Lexicon SMDs for 2009, 9 SMDs in 2010 and 7 SMDs in 2011.

5

Evercore Performance in Equities

Extraordinarily elite research capabilities

#1 ranked independent firm by Institutional Investor in 2015

#3 ranked firm overall by Institutional Investor in 2015

Second highest number of analysts ranked #1 by Institutional Investor

Equity distribution capabilities comparable to the largest firms

Research product is enhanced with high quality distribution team focused on delivering superior client service

More than 90 sales and trading professionals

Intensely focused on providing value to clients and translating the added value provided to clients into revenue and market share gains

Improved position in client votes

Increased corporate access activity

Continued to provide strong analyst marketing effort

6

Executing on our growth strategy of recruiting and developing senior talent has driven strong growth . . .

Net Revenues(1) Net Income(1)

$1,400 $175 171

1,216 $1,200 $150

$1,000 $125 124

912 104 $800 760 $100

639 78

$600 $75

521 63

374

$400 $50

38

$200 $25

$0 $0

2010 2011 2012 2013 2014 2015 2010 2011 2012 2013 2014 2015

Adjusted EPS(1)

$ 3.50

3.23

$ 3.00

2.59

$ 2.50 2.25

$ 2.00 1.78

1.48

$ 1.50

0.96

$1.00

$ 0.50

$ 0.00

2010 2011 2012 2013 2014 2015

(1) Net revenues, net income and adjusted EPS for all periods reflect Adjusted Pro Forma figures. See Slides 16-19 for a reconciliation to GAAP amounts.

7

. and driven superior returns to investors

Total Shareholder Return (1)

250.0 Total Shareholder Return

200.0 3 Year 5 Year

179.1

164.4

150.0 EVR 91% 79%

133.1

100.0 S&P 500

(Financials) 54% 64%

50.0

43.1

LAZ 66% 33%

0.0

GHL (38)% (57)%

EVR S&P 500 Financials LAZ GHL

(1) Return to investors are calculated for the 3 year period from 1/1/2013 to 12/31/2015, and the 5 year period from 1/1/2011 to 12/31/2015; the return assumes that dividends are reinvested.

8

Review of Equity Compensation Practices

Equity Compensation – Best Practices and Key Facts

We proactively manage executive compensation risk through our compensation practices

No Guaranteed Bonuses

No Hedging Transactions or Short Sales

Key Facts

We do not provide guaranteed bonuses to any of our NEOs

Instead, all of their bonus compensation is at-risk, based on corporate and individual performance

Since we went public in 2006, our policies prohibit all employees from hedging the economic risk of their company stock ownership, enhancing alignment with shareholder interests

We are committed to offset the dilutive impact of annual bonus equity awards

Equity continues to be a critical part of aligning the interests of our employees and stockholders—for the last three years, over 90% of our annual bonus equity awards were for employees with direct revenue generating and client-facing responsibilities

We grant equity broadly throughout the firm, down to the associate level

Our employees currently own 34% of our equity on a fully-diluted basis

Annual bonus equity awards generally vest pro-rata over a four-year period

The terms of our plan include current best practices:

prohibiting “liberal share recycling” does not include evergreen provisions no “reload” equity awards

Stock buy-backs are critical component of our equity compensation practices

Over the past three years, we significantly increased our share repurchase activity, offsetting the dilutive effect of annual bonuses, new hire equity awards and a portion of the equity committed to acquire ISI

Annual Compensation / Bonus and New Hire Equity Grants & Shares Repurchased

Dilutive Offsetting Dilutive Effect Offsetting Dilutive Effect Offsetting

Effect of Effect of of Grants Effect of of Grants Effect of

Grants Repurchases Repurchases Repurchases

In April 2016, our Board approved the repurchase of up to 7.5 million Class A shares and limited partnership units or interests of Evercore LP from time to time to help us to, among other things, satisfy the above commitment. Furthermore, our Board has determined that, if the 2016 Plan is approved by stockholders at the Annual Meeting, and subject to all applicable legal requirements and conditions, it will authorize the repurchase of additional sufficient shares and limited partnership units or interests of Evercore LP from time to time to satisfy the above commitment

Returned $210.8 million to shareholders during 2015(1), the highest amount for any year in our history

Repurchased 3.1 million shares/units(1) in 2015 offsetting dilution from annual bonus grants and new hire equity awards and approximately 10% of the shares expected to be issued for the ISI acquisition

We met our commitment to you to repurchase equity to offset the potential dilutive impact of annual bonus awards without any material increase in our overall indebtedness

(1) Excludes 2.35 million shares repurchased in conjunction with Mizuho’s exchange of its warrant for aggregate considerations of $123.7 million.

Our Increased Commitment to Prudent Use of Equity Compensation

We have always been mindful of the potential dilutive effect of equity awards and we are now strengthening these commitments

Our goal, in fact, is to exceed these commitments just as we exceeded our 2013 commitments, and to repurchase more shares than we issue through both annual bonus and new hire equity awards over the 2016-2018 period

2013 Commitment*

Three-Year Results

Offset annual bonus equity in all

Dilution Offset Through Repurchases Offset annual bonus equity three years (as well as new hire equity in 2 of 3 years)

Net Burn Rate 2.5% -1.1%

2016 Commitment*

Offset annual bonus equity (with a goal of also offsetting new hire equity)

1.5%

*Subject in each case to our ability to reserve the necessary flexibility to address unusual circumstances that may arise, such as significant transactions or the need to recruit or replace key executives.

Stock Compensation Costs

We believe that our prudent use of equity compensation is further evidenced by an analysis of our 2013-2015 stock compensation costs as a percentage of various operating measures, as compared to those of our closest peers who have been public companies for an extended period – Greenhill and Lazard – based on public filings

Three-Year Average of Stock Compensation Expense

As a Percentage of Operating Cash Flow As a Percentage of GAAP Net Revenue Per Employee

Evercore 36% 9% $75,000

Lazard 31% 10% $89,000

Greenhill 54% 17% $146,000

Equity Grants and Stock Buyback History Overview

The net burn rate from equity grants (taking into account share repurchases and forfeited shares) has, on average, been negative over the past three years

(shares in thousands)	2013	2014	2015	Three Year Average
RSU Grants:				
Annual Compensation / Bonus Grants	2,196	1,872	2,415	2,161
New Hire Grants	202	200	297	233
Forfeitures	(60)	(158)	(167)	(128)
Net RSU Grants	2,338	1,914	2,545[1]	2,266
Shares Repurchased	2,281	2,707	3,113[2]	2,700
Net Issuance – Net RSU Grants less Shares Repurchased	**57**	**(793)**	**(568)**	**(434)**
Percentage of Net RSU Grants repurchased	**98%**	**141%**	**122%**	**119%**
Weighted Common Shares Outstanding and Vested Evercore LP Partnership Units	**37,790**	**41,105**	**42,443**	**40,446**
Burn Rate (Taking into account Weighted Common Shares Outstanding, Vested Evercore LP Partnership Units and Forfeitures)	**6.2%**	**4.7%**	**6.0%**	**5.6%**
Net Burn Rate (Also taking into account share repurchases)	**0.2%**	**(1.9)%**	**(1.3%)**	**(1.1%)**

(1) This amount reflects RSU grants only, and does not include the $38.6 million of deferred non-equity awards granted to certain SMDs in order to avoid issuing equity awards in excess of our authorized amount.

(2) Excludes 2.35 million shares repurchased for aggregate consideration of $123.7 million in conjunction with Mizuho's exercise of its warrant to purchase 5.45 million shares of Class A common stock.

EVERCORE

14

Additional Shares will be Needed so that Evercore can Continue Delivering Value to You

Our use of equity has allowed us to attract and retain the most talented employees, allowing us to continue to deliver superior growth and returns

As part of this year’s annual bonus process, we used substantially all of our remaining equity

We have consistently recognized the potentially dilutive effects of equity grants for compensation, as our grant and stock buyback history indicates, and have worked assiduously to mitigate such dilution for shareholders

We projected that we would need 10 million shares for the next two to three years based on historical and projected usage and our anticipated headcount growth

(share amounts in

thousands) Historical Projected

Equity Grants 2015 2016 2017 2018 Total (2016–18)

Bonus Equity 2,415 2,777 3,194 3,673 9,644

New Hire Equity 297 297 297 297 891

Forfeitures (167) (167) (192) (220) (653)

Net Equity Grants 2,545 2,907 3,299 3,750 9,956

Note: The inclusion of the projections above is intended to provide information on the basis for the Board’s decision-making process. They should not be regarded as an indication that these projections will be predictive of actual future outcomes, and the projections should not be relied on as such. See page 64 of our 2016 Proxy Statement for more information.

U.S. GAAP Reconciliation to Adjusted Pro Forma Results (Unaudited)

Adjusted Pro Forma Results

Information in the following financial reconciliations presents the historical results of the Company from continuing operations and is presented on an Adjusted Pro Forma basis, which is a non-generally accepted accounting principles (“non-GAAP”) measure. Adjusted Pro Forma results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), adjusted to exclude certain items and reflect the conversion of vested and unvested Evercore LP Units, other IPO related restricted stock unit awards, as well as Acquisition Related Share Issuances and Unvested Restricted Stock Units granted to Lexicon and ISI employees, into Class A shares. Evercore believes that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted Pro Forma amounts are allocated to the Company’s two business segments: Investment Banking and Investment Management. The differences between Adjusted Pro Forma and U.S. GAAP results are as follows:

Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. The Company incurred expenses, primarily in Employee Compensation and Benefits, resulting from the modification of Evercore Class A LP Units, which primarily vested over a five-year period ending December 31, 2013, and the vesting of Class E LP Units issued in conjunction with the acquisition of ISI, as well as Class G and H LP Interests. The amount of expense for the Class G and H LP Interests is based on the determination that it is probable that Evercore ISI will achieve certain earnings and margin targets in 2015 and in future periods. The Adjusted Pro Forma results assume these LP Units and certain Class G and H LP Interests have vested and have been exchanged for Class A shares. Accordingly, any expense associated with these units, and related awards, is excluded from Adjusted Pro Forma results, and the noncontrolling interest related to these units is converted to controlling interest. The Company’s Management believes that it is useful to provide the per-share effect associated with the assumed conversion of these previously granted equity interests, and thus the Adjusted Pro Forma results reflect the exchange of certain vested and unvested Evercore LP partnership units and interests and IPO related restricted stock unit awards into Class A shares.

Vesting of Contingently Vested Equity Awards. The Company incurred expenses in Employee Compensation and Benefits, resulting from the vesting of awards issued at the time of the IPO. These awards vested upon the occurrence of specified vesting events rather than merely the passage of time and continued service. In periods prior to the completion of the June 2011 offering, we concluded that it was not probable that the vesting conditions would be achieved. Accordingly, we had not been accruing compensation expense relating to these unvested stock-based awards. The completion of the June 2011 offering resulted in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the internal reorganization, resulting in the vesting of these awards.

Adjustments Associated with Business Combinations. The following charges resulting from business combinations have been excluded from the Adjusted Pro Forma results because the Company’s Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges: Amortization of Intangible Assets and Other Purchase Accounting-related Amortization. Amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS and certain other acquisitions.

Compensation Charges. Expenses for deferred consideration issued to the sellers of certain of the Company’s acquisitions.

GP Investments. Write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego.

Acquisition and Transition Costs. Primarily professional fees for legal and other services incurred related to the acquisition of all of the outstanding equity interests of the operating businesses of ISI, as well as costs related to transitioning ISI’s infrastructure, including certain regulatory settlements. .

Fair Value of Contingent Consideration. The expense associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company’s acquisitions is excluded from Adjusted Pro Forma results.

U.S. GAAP Reconciliation to Adjusted Pro Forma Results (Unaudited)

Adjusted Pro Forma Results (Cont.)

Client Related Expenses. Client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables, have been classified as a reduction of revenue in the Adjusted Pro Forma presentation. The Company’s Management believes that this adjustment results in more meaningful key operating ratios, such as compensation to net revenues and operating margin.

Professional Fees. The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from Adjusted Pro Forma results.

Special Charges. Expenses during 2015 primarily related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment Atalanta Sosnoff during the fourth quarter, primarily related to the conversion of certain of Atalanta Sosnoff’s profits interests held by management to equity interests. Special Charges for 2015 also include separation benefits and costs associated with the termination of certain contracts within the Company’s Evercore ISI business, as well as the finalization of a matter associated with the wind-down of the Company’s U.S. Private Equity business. Expenses during 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Pan. Expenses during 2013 primarily related to the write-off of intangible assets from the Company’s acquisition of Morse, Williams and Company, Inc. Expenses during 2012 primarily related to charges incurred in connection with exiting facilities in the UK. Expenses during 2011 related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition.

Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, a C-Corporation and a Public Corporation and therefore, not all of the Company’s income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted Pro Forma earnings to assume that the Company has adopted a conventional corporate tax structure and is taxed as a C-Corporation in the U.S. at the prevailing corporate rates, that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis and that adjustments for deferred tax assets related to the ultimate tax deductions for equity-based compensation awards are made directly to stockholders’ equity. This assumption is consistent with the assumption that certain Evercore LP Units and interests are vested and exchanged into Class A shares, as discussed in Item 1 above, as the assumed exchange would change the tax structure of the Company. In addition, the Adjusted Pro Forma presentation reflects the netting of changes in the Company’s Tax Receivable Agreement against Income Tax Expense.

Presentation of Interest Expense. The Adjusted Pro Forma results present interest expense on short-term repurchase agreements in Other Revenues, net, as the Company’s Management believes it is more meaningful to present the spread on net interest resulting from the matched financial assets and liabilities. In addition, Adjusted Pro Forma Operating Income is presented before interest expense on long-term debt, which is included in interest expense on a U.S. GAAP basis.

Presentation of Income (Loss) from Equity Method Investments. The Adjusted Pro Forma results present Income (Loss) from Equity Method Investments within Revenue as the Company’s Management believes it is a more meaningful presentation.

Presentation of Income (Loss) from Equity Method Investment in Pan. The Adjusted Pro Forma results from continuing operations exclude the income (loss) from our equity method investment in Pan. The Company’s Management believes this to be a more meaningful presentation.

U.S. GAAP Reconciliation to Adjusted Pro Forma Results (Unaudited)

U.S. GAAP RECONCILIATION TO ADJUSTED PRO FORMA
(UNAUDITED)
(dollars in thousands)

	Twelve Months Ended December 31,					
	2015	**2014**	**2013**	**2012**	**2011**	**2010**
Net Revenues - U.S. GAAP	$ 1,223,273	$ 915,858	$ 765,428	$ 642,373	$ 524,264	$ 375,905
Client Related Expenses (1)	(22,625)	(17,753)	(15,299)	(16,268)	(12,648)	(10,098)
Income (Loss) from Equity Method Investments (2)	6,050	5,180	8,326	4,852	919	(557)
Interest Expense on Long-term Debt (3)	9,617	8,430	8,088	7,955	7,817	7,694
Other Purchase Accounting-related Amortization (4)	106	211	-	-	-	-
Adjustment to Tax Receivable Agreement Liability (5)	-	-	(6,905)	-	-	-
Equity Method Investment in Pan (13)	-	-	55	(90)	420	621
General Partnership Investments (14)	-	-	385	-	-	-
Net Revenues - Adjusted Pro Forma	$ 1,216,421	$ 911,926	$ 760,078	$ 638,822	$ 520,772	$ 373,565
Net Income from Continuing Operations - U.S. GAAP	$ 57,690	$ 107,371	$ 74,812	$ 39,479	$ 14,007	$ 20,126
Net Income Attributable to Noncontrolling Interest	(14,827)	(20,497)	(19,945)	(10,590)	(6,089)	(10,655)
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (4)	14,229	3,033	328	3,676	7,176	2,208
Adjustment to Tax Receivable Agreement Liability / Income Taxes (5)	(28,604)	(7,593)	(6,839)	(16,072)	(15,280)	(8,997)
Amortization of LP Units and Certain Other Awards (6)	83,673	3,399	20,026	20,951	24,220	20,821
IPO Related Restricted Stock Unit Awards (7)	-	-	-	-	11,389	-
Other Acquisition Related Compensation Charges (8)	1,537	7,939	15,923	28,163	14,618	-
Special Charges (9)	41,144	4,893	170	662	3,894	-
Professional Fees (10)	-	1,672	-	-	-	-
Acquisition and Transition Costs (11)	4,890	4,712	-	-	-	-
Fair Value of Contingent Consideration (12)	2,704	-	-	-	-	-
Equity Method Investment in Pan (13)	-	-	55	(90)	420	621
General Partnership Investments (14)	-	-	385	-	-	-
Noncontrolling Interest (15)	8,871	19,350	18,735	11,845	9,026	14,359
Net Income Attributable to Evercore Partners Inc. - Adjusted Pro Forma	$ 171,307	$ 124,279	$ 103,650	$ 78,024	$ 63,381	$ 38,483
Diluted Shares Outstanding - U.S. GAAP	43,699	41,843	38,481	32,548	29,397	22,968
LP Units (16a)	9,261	5,929	6,926	10,040	12,391	16,454
Unvested Restricted Stock Units - Event Based (16a)	12	12	12	12	276	633
Acquisition Related Share Issuance (16b)	51	233	533	1,174	569	-
Diluted Shares Outstanding - Adjusted Pro Forma	53,023	48,017	45,952	43,774	42,633	40,055
Key Metrics: (a)						
Diluted Earnings Per Share - U.S. GAAP (b)	$ 0.98	$ 2.08	$ 1.42	$ 0.89	$ 0.27	$ 0.41
Diluted Earnings Per Share - Adjusted Pro Forma (b)	$ 3.23	$ 2.59	$ 2.25	$ 1.78	$ 1.48	$ 0.96

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted Pro Forma are a derivative of the reconciliations of their components above.

(b) For Earnings Per Share purposes, Net Income Attributable to Evercore Partners Inc. is reduced by $68, $84, $84 and $74 of accretion for the twelve months ended December 31, 2013, 2012, 2011 and 2010 related to the Company's noncontrolling interest in Trilantic Capital Partners.

EVERCORE
18

U.S. GAAP Reconciliation to Adjusted Pro Forma Results (Unaudited)

Footnotes

(1) Client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables, have been reclassified as a reduction of revenue in the Adjusted Pro Forma presentation.

(2) Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted Pro Forma presentation.

(3) Interest Expense on Debt is excluded from the Adjusted Pro Forma Investment Banking and Investment Management segment results and is included in Interest Expense in the segment results on a U.S. GAAP Basis.

(4) The exclusion from the Adjusted Pro Forma presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS and certain other acquisitions.

(5) Evercore is organized as a series of Limited Liability Companies, Partnerships, a C-Corporation and a Public Corporation and therefore, not all of the Company's income is subject to corporate level taxes. As a result, adjustments have been made to Evercore's effective tax rate. These adjustments assume that the Company has adopted a conventional corporate tax structure and is taxed as a C-Corporation in the U.S. at the prevailing corporate rates, that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis and that, historically, adjustments for deferred tax assets related to the ultimate tax deductions for equity-based compensation awards are made directly to stockholders' equity. In addition, the Adjusted Pro Forma presentation reflects the netting of changes in the Company's Tax Receivable Agreement against Income Tax Expense.

(6) Expenses incurred from the modification of Evercore Class A LP Units and related awards, which primarily vested over a five-year period ending December 31, 2013, and the assumed vesting of Class E LP Units and Class G and H LP Interests issued in conjunction with the acquisition of ISI are excluded from the Adjusted Pro Forma presentation.

(7) Expenses incurred from the vesting of IPO related restricted stock unit awards relating to the June 2011 offering are excluded from the Adjusted Pro Forma presentation.

(8) Expenses for deferred consideration issued to the sellers of certain of the Company's acquisitions are excluded from the Adjusted Pro Forma presentation.

(9) Expenses during 2015 primarily related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment in Atalanta Sosnoff during the fourth quarter, primarily related to the conversion of certain of Atalanta Sosnoff's profits interests held by management to equity interests. Expenses during 2015 also include charges related to separation benefits and costs associated with the termination of certain contracts within the Company's Evercore ISI business, as well as the finalization of a matter associated with the wind-down of the Company's U.S. Private Equity business. Expenses during 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Pan. Expenses during 2013 primarily related to the write-off of intangible assets from the Company's acquisition of Morse, Williams and Company, Inc. Expenses during 2012 primarily related to charges incurred in connection with exiting facilities in the UK. Expenses during 2011 related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition.

(10) The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from Adjusted Pro Forma results.

(11) Primarily professional fees for legal and other services incurred related to the acquisition of all of the outstanding equity interests of the operating businesses of ISI, as well as costs related to transitioning ISI's infrastructure, including certain regulatory settlements.

(12) The expense associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company's acquisitions is excluded from Adjusted Pro Forma results.

(13) The Adjusted Pro Forma results from continuing operations exclude the Income (Loss) from our equity method investment in Pan.

(14) The write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego.

(15) Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted Pro Forma presentation.

(16a) Assumes the vesting, and exchange into Class A shares, of certain Evercore LP partnership units and interests and IPO related restricted stock unit awards in the Adjusted Pro Forma presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP partnership units are anti-dilutive.

(16b) Assumes the vesting of all Acquisition Related Share Issuances and Unvested Restricted Stock Units granted to Lexicon employees in the Adjusted Pro Forma presentation. In the computation of outstanding common stock equivalents for U.S. GAAP, these Shares and Restricted Stock Units are reflected using the Treasury Stock Method.

EVERCORE

19